Exhibit 99.1

March 23, 2021

Liberty TripAdvisor Holdings, Inc. Prices Private Offering of $300 Million of 0.50% Exchangeable Senior Debentures due 2051 and Announces Certain Terms of Repurchase Agreement with Certares

ENGLEWOOD, Colo. --(BUSINESS WIRE) -- March 23, 2021 -- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) (Nasdaq: LTRPA, LTRPB) announced today that it has priced and agreed to sell to initial purchasers in a private offering $300 million aggregate original principal amount of its 0.50% exchangeable senior debentures due 2051 (the “Debentures”) exchangeable for Tripadvisor, Inc. (“TRIP”) common stock. Liberty TripAdvisor has also granted the initial purchasers an option to purchase additional Debentures in an aggregate original principal amount of up to $30 million.

Upon an exchange of Debentures, Liberty TripAdvisor, at its option, may deliver shares of TRIP common stock or the value thereof in cash or a combination of shares of TRIP common stock and cash. Initially, 14.3299 shares of TRIP common stock are attributable to each $1,000 original principal amount of Debentures, representing an initial exchange price of approximately $69.78 for each share of TRIP common stock. A total of 4,298,970 shares of TRIP common stock are attributable to the Debentures (assuming the initial purchasers do not exercise their option to purchase additional Debentures). Interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 2021. The Debentures may be redeemed by Liberty TripAdvisor, in whole or in part, on or after March 27, 2025. Holders of Debentures also have the right to require Liberty TripAdvisor to purchase their Debentures on March 27, 2025. The redemption and purchase price will generally equal 100% of the adjusted principal amount of the Debentures plus accrued and unpaid interest to the redemption date, plus any final period distribution.

The offering is expected to close on March 25, 2021, subject to the satisfaction of customary closing conditions.

Liberty TripAdvisor intends to use the net proceeds of the offering to fund the cash portion of the purchase price for the repurchase of a portion of Liberty TripAdvisor’s 8% Series A Cumulative Redeemable Preferred Stock (“Preferred Shares”) in a pending private transaction (the “Certares Transaction”) with an affiliate of Certares Management LLC (“Certares”), previously announced by Liberty TripAdvisor (and to pay fees and expenses related to such transaction), and for other general corporate purposes.

All figures below are based on the closing price of shares of TRIP common stock of $53.68 on March 22, 2021.

Pursuant to a repurchase agreement with Certares (the “Repurchase Agreement”), in the Certares Transaction, among other things, Liberty TripAdvisor expects to repurchase approximately 39% of the Preferred Shares held by Certares for an aggregate value of approximately $344 million (or approximately 42% assuming the initial purchasers elect to exercise in full the option to purchase additional Debentures granted to them for an aggregate value of approximately $373 million). The funds will be paid by Liberty TripAdvisor to Certares using a combination of:

•	$252 million of cash from a portion of the net proceeds from the offering of Debentures (or $281 million assuming the initial purchasers elect to exercise in full the option to purchase additional Debentures granted to them)

•	$92 million aggregate value of TRIP common stock owned by Liberty TripAdvisor, equating to 1,713,859 shares

The Certares Transaction is subject to certain conditions and is expected to be completed on or about March 29, 2021 (with a portion of the Preferred Shares to be repurchased following the closing of the initial purchasers’ option to purchase additional Debentures, if exercised).

After giving effect to the pending Certares Transaction and the application of the net proceeds from the offering of Debentures:

•	Liberty TripAdvisor would have had outstanding, as of March 22, 2021, approximately 198 thousand shares of Series A Preferred Stock with a redemption value of approximately $538 million (or approximately 188 thousand shares with a redemption value of approximately $509 million if the initial purchasers exercise in full their option to purchase additional Debentures) that would have been held by Certares

•	Liberty TripAdvisor would have owned approximately 16.4 million shares of TRIP common stock and approximately 12.8 million shares of TRIP Class B common stock (which are convertible into TRIP common stock on a 1-for-1 basis), representing an approximate 22% economic interest and 58% voting interest in TRIP, based on the total number of shares of TRIP common stock and Class B common stock outstanding as of February 12, 2021

Liberty TripAdvisor elected to accrue the 8% annual dividend due to Certares on March 1, 2021 to the per share liquidation value of the Series A Preferred Stock, resulting in a per share liquidation value of approximately $1,075 per share.

The offering of the Debentures will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Debentures are being offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Debentures nor shall there be any sale of Debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the offering of Debentures and the use of proceeds therefrom, the repurchase of Preferred Shares, the shares of TRIP common stock to be delivered to Certares and the timing of the closing of the transaction with Certares. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and Liberty TripAdvisor expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty TripAdvisor’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty TripAdvisor, including its most recent Annual Report on Form 10-K, for risks and uncertainties related to Liberty TripAdvisor which may affect the statements made in this press release.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (NASDAQ: LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor is the world’s largest online travel community, aggregating reviews and opinions from its community of travelers about destinations, accommodations, restaurants and activities throughout the world.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.